UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2006

Centennial Bank Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 300 Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 303-296-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On August 4, 2006, the Compensation, Nominating and Governance (“CNG”) Committee of the Board of Directors of Centennial Bank Holdings, Inc. (the “Company”) approved the compensation for the directors of the Company for the 2006-2007 term.  Each of the Company’s non-management directors is paid an annual retainer of $20,000 for serving on the Board of Directors (the Chairman of the Board is paid $30,000), and an attendance fee of $1,500 for each board meeting attended.  Committee chairs receive an additional annual retainer, $10,000 in the case of the Audit Committee, $5,000 in the case of the CNG Committee and $5,000 in the case of the Corporate Risk Committee, to the extent such chair is a non-management director.  Non-management directors receive an attendance fee of $500 per committee meeting.  In addition, each non-management director is entitled to receive an annual grant of restricted stock having a value equal to $20,000.  For the 2006-2007 term, each non-management director was granted 1,976 shares of restricted stock.  The restricted stock will vest on the earlier of the date immediately preceding the 2007 Annual Meeting of Stockholders and June 30, 2007.  The Company reimburses its directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board of Directors and its committees.  The Company’s directors have the option of deferring their compensation pursuant to the Company’s Amended and Restated 2005 Deferred Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó
Title: Executive Vice President, General Counsel and Secretary

Date:  August 8, 2006